Exhibit 16



August 23, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Eagle Broadband, Inc.
     Commission File Number 000-23163

We have read the statements that we understand Eagle Broadband, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,

/s/ Malone & Bailey, PLLC
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Malone & Bailey, PLLC